Exhibit 10.29
SECOND AMENDMENT TO LEASE
     This Second Amendment to Lease (this “Second Amendment”) is made this 19th day of January, 2009 by and between 1200 ENTERPRISES LLC (“Lessor”) and SUPERCONDUCTOR TECHNOLOGIES, INC. (“Lessee”).
Recitals
     A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi-Tenant Lease Net dated 1 June 2001 (the “Lease”) for the premises commonly known as 460 Ward Drive, Suites A, B, D, F and approximately one-half of Suite E, Santa Barbara, California as more particularly described in the Lease (the “Premises”).
     B. Lessor and Lessee were parties to that certain Standard Industrial/Commercial Multi-Tenant Lease Net dated 22 January 2003 (the “Warehouse Lease”) for the premises commonly known as 460 Ward Drive, Suite C, Santa Barbara, California as more particularly described in the Warehouse Lease (the “Warehouse Premises”). The Warehouse Lease was amended by a First Amendment to Lease dated 22 March 2004 (the “Warehouse Amendment”). On or about 1 October 2007, the Lease was amended by a First Amendment to Lease (the “First Amendment”) which incorporated the Warehouse Premises into the Premises, the Warehouse Lease and the Warehouse Amendment were terminated, and the rent provisions of the Lease were amended accordingly.
     C. Lessor and Lessee have agreed that Lessee has exercised its first option to extend the Lease pursuant to paragraph 50.
     D. Lessor and Lessee have agreed to a fair market rent which will be effective with this Second Amendment and to modify the provisions related to annual adjustment of rent.
     E. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Lease.
     NOW, THEREFORE, in consideration of the mutual covenants of the respective parties thereto, it is agreed as follows:
     1. Amendment of Lease. The Lease is hereby amended as follows:
1.1	The Expiration Date in Paragraph 1.3 is hereby amended to be “30 November 2016.”

1.2	Paragraph 1.5 is hereby amended to read as follows: “Base Rent: Ninety One Thousand, Six Hundred & Ninety Nine and 40/100 Dollars ($91,699.40) per month (“Base Rent”), payable on the first (1st) day of each month commencing 1 February 2009 (also see Paragraph 4). The Base Rent shall be subject to adjustment on an annual basis on 1 December 2009 and on the same day of every year thereafter (the “Adjustment Date”). The adjustment of the Base Rent shall be calculated as follows:
For the Adjustment Date on 1 December 2009 and 2010:
(1) The rent in effect as of the Adjustment Date in each year shall be increased by the greater of (A) zero percent (0.0%); or (B) the percentage increase, if any, in the Consumer Price Index (All Items for All Urban Consumers 1982-84 = 100 Base), of the United States Department of Labor, Bureau of Labor Statistics for the Los Angeles-Anaheim-Riverside,

California area for the twelve-month period ending on the immediately proceeding September 30th (the “Index). The calculation pursuant to subparagraph (B) shall be made according to the following formula:
X	=	A x B/C

X	=	Adjusted Base Rent

A	=	Base Monthly Rent in effect as of the Adjustment Date

B	=	The monthly index in effect for the twelve-month period ending on the immediately preceding September 30th (the “Adjustment Index”)

C	=	The monthly index in effect for the twelve-month period ending on September 30th one year prior to the Adjustment Index (the “Base Index”)
The monthly Base Rent as so increased shall be payable for each month commencing with the Adjustment Date and continuing until the next Adjustment Date. In no event, however, shall the CPI Adjusted Base Rent be less than the rent payable for the month immediately preceding the Adjustment Date.
(2) If the Index is discontinued or revised during the term of this lease, such other government Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.
(3) In not event shall the Adjusted Base Rent increase by greater than two percent (2.0%) per annum.
For the Adjustment Date on 1 December 2011 and each year thereafter:
(1) The rent in effect as of the Adjustment Date in each year shall be increased by the greater of (A) one percent (1.0%); or (B) the percentage increase, if any, in the Consumer Price Index (All Items for All Urban Consumers 1982-84 = 100 Base), of the United States Department of Labor, Bureau of Labor Statistics for the Los Angeles-Anaheim-Riverside, California area for the twelve-month period ending on the immediately preceding September 30th (the “Index”). The calculation pursuant to subparagraph (B) shall be made according to the following formula:
X	=	Ax B/C

X	=	Adjusted Base Rent

A	=	Base Monthly Rent in effect as of the Adjustment Date

B	=	The monthly index in effect for the twelve-month period ending on the immediately preceding September 30th (the “Adjustment Index”)

C	=	The monthly index in effect for the twelve-month period ending on September 30th one year prior to the Adjustment Index (the “Base Index”)
The monthly Base Rent as so increased shall be payable for each month commencing with the Adjustment Date and continuing until the next Adjustment Date. In no event, however, shall the CPI Adjusted Base Rent be less than the rent payable for the month immediately preceding the Adjustment Date.
(2) If the Index is discontinued or revised during the term of this lease, such other government Index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised.
(3) In no even shall the Adjusted Base Rent increase by greater than four percent (4.0%) per annum.

     2. Effective Date. The “Effective Date” of this Amendment shall be 1 February 2009.
     3. Miscellaneous.
3.1	This Amendment shall be construed in accordance with, and all disputes hereunder shall be governed by, the internal laws of the State of California, venue in the County of Santa Barbara.

3.2	In the event of any controversy or dispute arising out of this Amendment, the prevailing party or parties shall be entitled to recover from the nonprevailing part or parties, reasonable expenses, including, without limitation, attorneys’ fees and costs actually incurred.

3.3	Should any provision of this Amendment be declared or determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected thereby and such illegal or invalid part, term or provisions shall be deemed not to be a part of this Amendment.

3.4	This Amendment sets forth the entire agreement between the parties hereto, and fully supersedes any and all prior agreements or understandings between the parties hereto pertaining to the subject matter hereof.

3.5	Each part to this Agreement hereby represents and warrants that it has the legal power, right and authority to enter into this Agreement and to consummate this transaction and that it has not assigned any of its rights under the Sublease to any third party.

3.6	This Amendment may be executed in several counterparts and any and all such executed counterparts shall constitute one agreement binding upon the parties hereto.

3.7	This Amendment shall be binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns.
          IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

“Lessor”		“Lessee”

1200 ENTERPRISES LLC		SUPERCONDUCTOR TECHNOLOGIES, INC.

By:	/s/ Carol Vernon	By:	/s/ Jeffrey A Quiram

Print Name: Carol Vernon		Print Name: Jeffrey A Quiram
Date: February 12, 2009		Date: February 10, 2009